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    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    SEPTEMBER 30, 1997

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         WILLOWBRIDGE STRATEGIC TRUST
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Dear Interest Holder:
Enclosed is the report for the month of September 1997 for Willowbridge Strategic Trust ('the Trust'). The net asset value of an interest as of September 30, 1997 was $103.26, a decrease of 5.44% from the August 31, 1997 $109.20 value. The 1997 year-to-date return for the Trust was a decrease of 0.20% as of September 30, 1997.

The Trust's trading resulted in an unprofitable September. Losses were incurred in the index, currency, soft, grain and meat sectors. Profits were achieved in the energy and metal sectors.

During September, the Trust experienced losses as the financial markets remained volatile throughout the month. U.S. stock index futures reversed direction several times, experiencing substantial intra-day price movements. U.S. and international stock indexes reflected particular sensitivity to market expectations regarding economic and monetary conditions throughout the month. In the interest rate markets there were losses in U.S. financials and slight profits in international government bonds. Significant price moves in the soft sector resulted in losses for the Trust. Coffee declined, plunging 9.3% in one day's trading, on expectations of new supplies from Brazil and the transfer of European coffee beans to the U.S. market. Sugar prices also dropped amid projections of large Brazilian exports following the elimination of the sugar export tax. Positions in cocoa were unprofitable as well.

Losses were somewhat offset by gains in the Trust's metal positions as precious metals prices, including silver and gold, rose on indications of strengthening demand.

The Trust saw profits in the energy sector as positions in natural gas, light crude and heating oil profited, partly due to increasing inventories following this summer's lows.

The estimated net asset value per interest as of October 27, 1997 was $103.34. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,


          James M. Kelso
          President & Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------
For the month of September 1997
Revenues:
Realized loss on commodity
  transactions...........................   $(2,299,635)
Change in unrealized commodity
  positions..............................      (251,024)
Interest income..........................       185,257
                                            -----------
                                             (2,365,402)
                                            -----------
Expenses:
Commissions..............................       335,262
Management fee...........................       123,027
                                            -----------
                                                458,289
                                            -----------
Net loss.................................   $(2,823,691)
                                            -----------
                                            -----------

        STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the month of September 1997
                                                   Per
                                      Total       Unit
                                   -----------   -------
Net asset value at beginning of
  month
  (460,429.854 interests)........  $50,278,274   $109.20
Contributions....................    1,633,200
Net loss.........................   (2,823,691)
Redemptions......................     (886,820)
                                   -----------
Net asset value at end of month
  (466,797.675 interests)........  $48,200,963    103.26
                                   -----------
                                   -----------
                                                 -------
Change in net asset
  value per interest..........................   $ (5.94)
                                                 -------
                                                 -------
Percentage change.............................     (5.44)%
                                                 -------
                                                 -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                                   Treasurer